Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2011 (November 18, 2011 as to Note 6 and 10 and February 9, 2012 as to the effects of the reverse stock split described in Note 13), related to the financial statements of Synacor, Inc. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and contained in Registration Statement No. 333-178049 of Synacor, Inc. on Form S-1.

/s/    Deloitte & Touche LLP

Williamsville, New York

February 21, 2012